EXHIBIT 99.1

FDA Provides Guidance to Repros for the Conduct of a Phase 2 Study of Low Dose Oral Proellex(R) in the Treatment of Endometriosis

  Repros must submit protocol for FDA concurrence before initiation of the study
  Partial clinical hold on oral Proellex® to remain in place until this Phase 2 study is completed and evaluated
  Doses of 6 and 12 mg to be tested using accepted pain endpoints

THE WOODLANDS, Texas, July 16, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it held a teleconference with the FDA to discuss the development of oral Proellex® as a treatment for endometriosis. The FDA has agreed to update the full clinical hold to a partial clinical hold once they have reached agreement with Repros on the design of a Phase 2 study protocol. The Company plans to submit the study protocol to the FDA in the next several days.

The FDA had previously requested an integrated safety analysis of completed studies of oral Proellex® for review prior to the continuation of the oral program. In the teleconference, the FDA made several recommendations on the study design and suggested that both a 6 and 12 mg dose of Proellex® be included in the study.

Joseph Podolski, President and CEO of Repros commented, "We appreciate the timely review of our safety analysis by the FDA and are pleased with the guidance that they provided. We agreed with their suggestions on the design of the study and plan to commence the Phase 2 study as soon as possible."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski
         (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Fechtner
         The Trout Group
         (646) 378-2931